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Sonendo's Enhanced CleanFlow™ Procedure Instrument Now Indicated for Use on Anterior Teeth

The GentleWave® Procedure with CleanFlow Technology is now further optimized for advanced performance in complex root canal systems

LAGUNA HILLS, Calif. August 1, 2023 – Sonendo, Inc. (NYSE: SONX), a leading dental technology company and developer of the GentleWave® System, today announced enhancements to its CleanFlow™ Procedure Instrument, which are designed to improve its applicability and effectiveness. The CleanFlow Procedure Instrument can now be used on anterior teeth (the teeth located at the front of the mouth), replacing the Company’s legacy APM (Anterior Pre-Molar) Procedure Instrument.

"We launched CleanFlow Technology last year to simplify workflows for clinicians and enhance the overall patient experience,” said Michael Smith, chief commercial officer of Sonendo. “We remain committed to product innovation and are proud to announce that the CleanFlow Procedure Instrument is now indicated for use on anterior teeth, improving the GentleWave Procedure process for clinicians.”

Through continuous optimization of the manufacturing process, the CleanFlow Procedure Instrument was also refined to direct more of the fluid energy into the tooth.

“I’ve been using the enhanced CleanFlow Procedure Instrument exclusively for all case types, including anterior teeth, for several months. I can confidently say it’s a win for GentleWave System practitioners and their patients,” said Dr. Jim Smith of Advanced Endodontics. “I appreciate the streamlined workflow and only having to use one procedure instrument for all treatment scenarios. We’re seeing that the inside of the tooth, once we’ve completed the GentleWave Procedure, is pristine.”

According to an ongoing clinical study from Sonendo, the GentleWave Procedure with CleanFlow Technology demonstrated three- and six-month healing rates up to three times faster than conventional root canal methods. Additionally, according to a recent study published in The Cureus Journal of Medical Science, the GentleWave System with CleanFlow Technology was found to be significantly more effective than conventional methods at dissolving tissue in an in-vitro model system. The rate of tissue dissolution using the GentleWave System was 7 to 11 times higher than that of laser irrigation and even higher for conventional methods, including syringe needle irrigation and passive ultrasonic irrigation.

The CleanFlow Procedure Instrument is designed for one-handed use, reinforcing why more than one million patients have benefited from the GentleWave Procedure across more than 1,000 GentleWave Systems.

For more information on the GentleWave System, visit https://gentlewave.com/doctor/.

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About Sonendo
Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices. Sonendo is also the parent company of TDO Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

For more information on Sonendo, visit www.sonendo.com. For more information on the GentleWave System, visit www.gentlewave.com/doctor.